Exhibit 10.1

TAX SHARING AGREEMENT

BETWEEN

LIBERTY BROADBAND CORPORATION

AND

GCI LIBERTY, INC.

TABLE OF CONTENTS

Page

Section 1.	Definition of Terms	2

Section 2.	Allocation of Tax Liabilities, Tax Benefits and Certain Losses	9

2.1	Liability for and the Payment of Taxes	9
2.2	Allocation Rules.	10

Section 3.	Preparation and Filing of Tax Returns	11

3.1	Combined Returns	11
3.2	Separate Returns	11
3.3	Provision of Information	11
3.4	Special Rules Relating to the Preparation of Tax Returns	12
3.5	Consistent Returns	13
3.6	Tax Payments.	13
3.7	Section 338(h)(10) Election	13
3.8	Section 338(h)(10) Allocation.	14
3.9	Tax Attributes	15
3.10	Section 336(e) Elections	15
3.11	Section 336(e) Allocation	15

Section 4.	Payments	16

4.1	Indemnification Payments	16
4.2	Initial Determinations and Subsequent Adjustments	17
4.3	Tax Consequences of Payments	17

Section 5.	Assistance and Cooperation	18

Section 6.	Tax Records	18

6.1	Retention of Tax Records	18
6.2	Access to Tax Records	18
6.3	Confidentiality	19
6.4	Delivery of Tax Records	19

Section 7.	Restrictions on Certain Actions of Distributing and SpinCo; Indemnity	19

7.1	Intended Tax Treatment	19
7.2	Distributing Indemnity	19
7.3	SpinCo Indemnity	20

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Section 8.	Tax Refunds; Tax Proceedings.	20

8.1	Tax Refunds	20
8.2	Notices of Tax Proceedings	20
8.3	Control of Tax Proceedings	20
8.4	Cooperation	21

Section 9.	Disagreements.	21

9.1	Discussion	21
9.2	Escalation	22
9.3	Mediation	22
9.4	Referral to Independent Accountant for Computational Disputes	22
9.5	Injunctive Relief	23

Section 10.	General Provisions	23

10.1	Termination	23
10.2	Predecessors or Successors	23
10.3	Governing Law; Jurisdiction	23
10.4	Waiver of Jury Trial	24
10.5	Notices	24
10.6	Counterparts	25
10.7	Binding Effect; Assignment	25
10.8	Severability	25
10.9	Amendments; Waivers	26
10.10	Effective Date	26
10.11	Changes in Law	26
10.12	Authorization, Etc	26
10.13	No Third Party Beneficiaries	26
10.14	Entire Agreement	26
10.15	No Strict Construction; Interpretation	27

ii

TAX SHARING AGREEMENT

This TAX SHARING AGREEMENT (this “Agreement”) is entered into as of July 14, 2025, between Liberty Broadband Corporation, a Delaware corporation (“Distributing”), and GCI Liberty, Inc., a Nevada corporation (“SpinCo”).

RECITALS

WHEREAS, Distributing has entered into the Agreement and Plan of Merger (as it may be amended from time to time, the “Merger Agreement”) dated as of November 12, 2024 between Distributing, Charter Communications, Inc., a Delaware corporation (“Charter”), Fusion Merger Sub 1, LLC, a single member Delaware limited liability company and a direct, wholly-owned Subsidiary (as defined below) of Charter (“Merger LLC”), and Fusion Merger Sub 2, Inc., a Delaware corporation and a direct wholly-owned Subsidiary of Merger LLC (“Merger Sub”) , pursuant to which (a) Merger Sub will merge with and into Distributing (the “Merger”), and (b) Distributing (as the surviving corporation in the Merger) will immediately thereafter merge with and into Merger LLC (the “Upstream Merger,” and together with the Merger, the “Combination”);

WHEREAS, Distributing and SpinCo have entered into the Separation and Distribution Agreement, dated as of June 19, 2025 (the “Separation and Distribution Agreement”), pursuant to which, prior to the Combination, (a) Distributing will contribute the SpinCo Assets and SpinCo Contributed Businesses (each as defined below), including all of the outstanding equity interests of GCI, LLC, a Delaware limited liability company treated as a corporation for U.S. federal income tax purposes (“GCI”), to SpinCo in exchange for (i) 10,000 shares of SpinCo Non-Voting Preferred Stock (as defined below), (ii) the constructive issuance of common stock of SpinCo, and (iii) the assumption by SpinCo of the SpinCo Liabilities (as defined below) (the “Contribution”), (b) following the Contribution, the Amended SpinCo Charter authorizing shares of SpinCo GCI Group Common Stock and SpinCo Ventures Group Common Stock shall become effective, and SpinCo’s outstanding common stock will be reclassified into a sufficient number of shares of SpinCo Series A GCI Group Common Stock, SpinCo Series B GCI Group Common Stock, and SpinCo Series C GCI Group Common Stock (each as defined below, with such stock together, the “Recapitalized SpinCo Common Stock,” and such transaction, the “Recapitalization”) necessary to effect the Distribution (as defined below), and (c) Distributing will distribute all of the Recapitalized SpinCo Common Stock to the shareholders of Distributing, as described in the Separation and Distribution Agreement (the “Distribution,” and together with the Contribution, the Recapitalization, and the Preferred Stock Sale (as defined below), the “Transactions”);

WHEREAS, Distributing has entered into the Series A Preferred Stock Purchase Agreement, dated as of May 5, 2025 (the “Preferred Stock Sale Agreement”), by and among Janus Henderson Income ETF, Janus Henderson Multi-Sector Income Fund (together “Preferred Buyers”) and SpinCo, pursuant to which Distributing will sell to Preferred Buyers the SpinCo Non-Voting Preferred Stock (as defined below) immediately following the Contribution (the “Preferred Stock Sale”);

WHEREAS, on the date hereof, Distributing and SpinCo are entering into the Tax Receivables Agreement, pursuant to which SpinCo will, in certain circumstances, pay to Distributing a portion of certain tax benefits (if any) realized by SpinCo or its Subsidiaries attributable to the Section 338(h)(10) Elections and Section 336(e) Elections (each as defined below) (the “TRA”);

WHEREAS, the parties hereto intend that, for U.S. federal income tax purposes, (i) the Contribution shall qualify (taking into account the Preferred Stock Sale and the Distribution) as a “qualified stock purchase” as defined in Section 338(d)(3) of the Code with respect to which the Section 338(h)(10) Elections can validly be made (including by any applicable successor of Distributing) with respect to the Section 338(h)(10) Entities (as defined below)), (ii) any Tax Benefits (as defined below) resulting from the Section 338(h)(10) Elections and the Section 336(e) Elections shall not be subject to any limitation pursuant to Section 197(f)(9) of the Code and/or Treasury Regulations Section 1.197-2(h), and (iii) the receipt of SpinCo stock by Distributing shareholders in the Distribution, if any, shall be treated as the receipt of “other property” described in Section 356 of the Code to which Section 356(a)(2) of the Code does not apply pursuant to the Combination (the “Intended Tax Treatment”);

WHEREAS, this Agreement constitutes a part of a “plan of reorganization” within the meaning of Section 368 of the Code and the Treasury Regulations promulgated thereunder, previously adopted by Distributing; and

WHEREAS, the parties desire to provide for and agree upon the allocation between the parties of liabilities for Taxes (as defined below) and credits for Tax Benefits arising prior to, as a result of, and subsequent to the Transactions, and to provide for and agree upon other matters relating to Taxes.

NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements set forth below, and intending to be legally bound hereby, Distributing and SpinCo hereby agree as follows:

Section 1.      Definition of Terms. For purposes of this Agreement (including the recitals hereof), the following terms have the following meanings:

“Affiliate” means with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such first Person. No member of the SpinCo Group will be treated as an Affiliate of any member of the Distributing Group, and no member of the Distributing Group will be treated as an Affiliate of any member of the SpinCo Group.

“Agreement” has the meaning set forth in the preamble hereof.

“Amended SpinCo Charter” means the Amended and Restated Articles of Incorporation of SpinCo to be filed with the Secretary of State of the State of Nevada immediately prior to the Effective Time, to effect, among other things, the Recapitalization.

“business day” means any day other than a Saturday, Sunday, or a day on which banking institutions in New York City, New York are authorized or required by law or executive order to close.

“Charter” has the meaning set forth in the recitals hereof.

“Charter Joinder” means a joinder to this Agreement to be entered into by Charter immediately prior to, and effective immediately after, the closing of the Combination, as described in Section 5.24(e) of the Merger Agreement.

“Charter TRA Joinder” means a joinder to the TRA to be entered into by Charter immediately prior to, and effective immediately after, the closing of the Combination, as described in Section 5.24(e) of the Merger Agreement.

“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time.

“Combined Return” means (i) with respect to any Tax Return for a Tax Period beginning on or before the Distribution Date, any Tax Return that includes Tax Items of both the Distributing Business and the SpinCo Business, determined in accordance with the allocation rules of Section 2.2 (treating Tax Items allocated to Distributing under Section 2.2 as Tax Items of the Distributing Business and Tax Items allocated to SpinCo under Section 2.2 as Tax Items of the SpinCo Business), and (ii) with respect to any Tax Return for a Tax Period beginning after the Distribution Date, any Tax Return that includes one or more members of the Distributing Group and one or more members of the SpinCo Group.

“Company” means Distributing or SpinCo, as the context requires.

“Contribution” has the meaning set forth in the recitals hereof.

“Control” means, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through ownership of securities or partnership, membership, limited liability company, or other ownership interests, by contract or otherwise and the terms “Controls” and “Controlled” have meanings correlative to the foregoing.

“Controlling Party” means, with respect to any Combined Return or Separate Return, the Company that is responsible for the filing of the Combined Return or Separate Return, as applicable, pursuant to Section 3.

“Disclosing Party” has the meaning set forth in Section 6.3.

“Dispute” has the meaning set forth in Section 9.1.

“Distributing” has the meaning set forth in the preamble hereof.

“Distributing Business” means, (i) with respect to any Pre-Distribution Period, the assets, liabilities, and businesses of Distributing and its Subsidiaries during such Tax Period (or portion thereof) (other than the SpinCo Business); and (ii) with respect to any Post-Distribution Period, the assets, liabilities, and businesses of the Distributing Group during such Tax Period (or portion thereof).

“Distributing Group” means, with respect to any Post-Distribution Period, Distributing and each Subsidiary of Distributing (but only while such Subsidiary is a Subsidiary of Distributing).

“Distributing Indemnitees” has the meaning set forth in Section 7.3.

“Distributing Separate Return” means any Separate Return that includes a member of the Distributing Group, any assets of the Distributing Group, or the Distributing Business.

“Distribution” has the meaning set forth in the recitals hereof.

“Distribution Date” means the effective date of the Distribution.

“Effective Time” means the effective time of the Distribution.

“Final Attribute Allocation” has the meaning set forth in Section 3.9.

“Final Determination” shall mean the final resolution of liability for any Tax for any Tax Period, by or as a result of: (i) a closing agreement or similar final settlement with the IRS or the relevant state or local governmental authorities, (ii) an agreement contained in IRS Form 870-AD or other similar form, (iii) an agreement that constitutes a determination under Section 1313(a)(4) of the Code, (iv) any allowance of a refund or credit in respect of an overpayment of Tax, but only after the expiration of all periods during which such refund or credit may be recovered by the jurisdiction imposing the Tax, (v) a deficiency notice with respect to which the period for filing a petition with the Tax Court or the relevant state or local tribunal has expired, (vi) a decision, judgment, decree or other order of any court of competent jurisdiction that is not subject to appeal or as to which the time for appeal has expired, or (vii) the payment of any Tax with respect to any item disallowed or adjusted by a Tax Authority provided that Distributing and SpinCo mutually agree that no action shall be taken to recoup such payment.

“GCI” has the meaning set forth in the recitals hereof.

“Group” means the Distributing Group or the SpinCo Group, as the context requires.

“Independent Accountant” has the meaning set forth in Section 9.4.

“Intended Tax Treatment” has the meaning set forth in the recitals hereof.

“IRS” means the U.S. Internal Revenue Service.

“Losses” means any and all damages, losses, deficiencies, liabilities, obligations, penalties, judgments, settlements, claims, payments, fines, interest, costs and expenses (including, without limitation, the fees and expenses of any and all actions and demands, assessments, judgments, settlements and compromises relating thereto and the costs and expenses of attorneys’, accountants’, consultants’ and other professionals’ fees and expenses incurred in the investigation or defense thereof or the enforcement of rights hereunder); provided, however, that “Losses” shall exclude any special or punitive damages; provided, further, that the foregoing proviso will not be interpreted to limit indemnification for Losses incurred as a result of the assertion by a claimant (other than the parties hereto and their successors and assigns) in a third-party claim for special or punitive damages.

“Merger” has the meaning set forth in the recitals hereof.

“Merger Agreement” has the meaning set forth in the recitals hereof.

“Merger LLC” has the meaning set forth in the recitals hereof.

“Merger Sub” has the meaning set forth in the recitals hereof.

“Non-Controlling Party” means, with respect to any Combined Return or Separate Return, the Company that is not responsible for the filing of the Combined Return or Separate Return, as applicable, pursuant to Section 3.

“Payment Date” means (i) with respect to any U.S. federal income tax return, the due date for any required installment of estimated taxes determined under Section 6655 of the Code, the due date (determined without regard to extensions) for filing the return determined under Section 6072 of the Code, and the date the return is filed, and (ii) with respect to any other Tax Return, the dates corresponding to the dates in clause (i) hereof determined under the applicable Tax Law.

“Person” means any individual, corporation, company, partnership, trust, incorporated or unincorporated association, joint venture, or other entity.

“Post-Distribution Period” means any Tax Period beginning after the Distribution Date and, in the case of any Straddle Period, that part of the Tax Period that begins at the beginning of the day after the Distribution Date.

“Pre-Distribution Period” means any Tax Period that ends on or before the Distribution Date and, in the case of any Straddle Period, that part of the Tax Period through the end of the day on the Distribution Date.

“Preferred Buyers” has the meaning set forth in the recitals hereof.

“Preferred Stock Sale” has the meaning set forth in the recitals hereof.

“Preferred Stock Sale Agreement” has the meaning set forth in the recitals hereof.

“Privilege” means any privilege that may be asserted under applicable law, including, any privilege arising under or relating to the attorney-client relationship (including the attorney-client and work product privileges), the accountant-client privilege and any privilege relating to internal evaluation processes.

“Proposed Attribute Allocation” has the meaning set forth in Section 3.9.

“Recapitalization” has the meaning set forth in the recitals hereof.

“Recapitalized SpinCo Common Stock” has the meaning set forth in the recitals hereof.

“Receiving Party” has the meaning set forth in Section 6.3.

“Section 336 Allocation Statement” has the meaning set forth in Section 3.11(a).

“Section 336(e) Elections” has the meaning set forth in Section 3.10.

“Section 336(e) Entities” has the meaning set forth in Section 3.10.

“Section 338 Allocation Statement” has the meaning set forth in Section 3.8(a).

“Section 338(h)(10) Elections” has the meaning set forth in Section 3.7.

“Section 338(h)(10) Entities” has the meaning set forth in Section 3.7.

“Senior Executives” has the meaning set forth in Section 9.2.

“Separate Return” means any Tax Return that is not a Combined Return.

“Separation and Distribution Agreement” has the meaning set forth in the recitals hereof.

“SpinCo” has the meaning set forth in the preamble hereof.

“SpinCo Assets” has the meaning given to such term in the Separation and Distribution Agreement.

“SpinCo Business” means, (i) with respect to any Pre-Distribution Period, the business conducted by SpinCo, GCI, and their respective Subsidiaries; and (ii) with respect to any Post-Distribution Period, the business conducted by the SpinCo Group.

“SpinCo Contributed Businesses” has the meaning given to the term “SpinCo Businesses” in the Separation and Distribution Agreement.

“SpinCo Enterprise Value” means the sum of (i) the SpinCo Equity Value and (ii) the gross liabilities of SpinCo and its Subsidiaries (other than any such liabilities owed to SpinCo or one of its Subsidiaries).

“SpinCo Equity Value” means the sum of (i) the product of (A) the VWAP of the SpinCo Series C GCI Group Common Stock and (B) the total number of shares of SpinCo Series A GCI Group Common Stock, SpinCo Series B GCI Group Common Stock, and SpinCo Series C GCI Group Common Stock, in each case, distributed in the Distribution, and (ii) the purchase price for the SpinCo Non-Voting Preferred Stock set forth in the Preferred Stock Sale Agreement.

“SpinCo GCI Group Common Stock” means the SpinCo Series A GCI Group Common Stock, the SpinCo Series B GCI Group Common Stock, and the SpinCo Series C GCI Group Common Stock.

“SpinCo Group” means, with respect to any Post-Distribution Period, SpinCo and each Subsidiary of SpinCo (but only while such Subsidiary is a Subsidiary of SpinCo).

“SpinCo Indemnitees” has the meaning set forth in Section 7.2.

“SpinCo Liabilities” has the meaning given to such term in the Separation and Distribution Agreement.

“SpinCo Non-Voting Preferred Stock” means the 12% Series A Cumulative Redeemable Non-Voting Preferred Stock, par value $0.01 per share, of SpinCo.

“SpinCo Separate Return” means any Separate Return that includes a member of the SpinCo Group, any assets of the SpinCo Group, or the SpinCo Business.

“SpinCo Series A GCI Group Common Stock” means the Series A GCI Group common stock, par value $0.01 per share, of SpinCo.

“SpinCo Series B GCI Group Common Stock” means the Series B GCI Group common stock, par value $0.01 per share, of SpinCo.

“SpinCo Series C GCI Group Common Stock” means the Series C GCI Group common stock, par value $0.01 per share, of SpinCo.

“SpinCo Ventures Group Common Stock” means SpinCo’s Series A Ventures Group common stock, par value $0.01 per share, Series B Ventures Group common stock, par value $0.01 per share, and Series C Ventures Group common stock, par value $0.01 per share.

“Straddle Period” means any Tax Period commencing on or prior to, and ending after, the Distribution Date.

“Subsidiary” when used with respect to any Person, means (i)(A) a corporation a majority in voting power of whose share capital or capital stock with voting power, under ordinary circumstances, to elect directors is at the time, directly or indirectly, owned by such Person, by one or more Subsidiaries of such Person, or by such Person and one or more Subsidiaries of such Person, whether or not such power is subject to a voting agreement or similar encumbrance, (B) a partnership or limited liability company in which such Person or a Subsidiary of such Person is, at the date of determination, (1) in the case of a partnership, a general partner of such partnership with the power affirmatively to direct the policies and management of such partnership or (2) in the case of a limited liability company, the managing member or, in the absence of a managing member, a member with the power affirmatively to direct the policies and management of such limited liability company, or (C) any other Person (other than a corporation, partnership, or limited liability company) in which such Person, one or more Subsidiaries of such Person or such Person and one or more Subsidiaries of such Person, directly or indirectly, at the date of determination thereof, has or have (1) the power to elect or direct the election of a majority of the members of the governing body of such Person, whether or not such power is subject to a voting agreement or similar encumbrance, or (2) in the absence of such a governing body, at least a majority voting interest or (ii) any other Person of which an aggregate of 50% or more of the equity interests are, at the time, directly or indirectly, owned by such Person and/or one or more Subsidiaries of such Person.

“Tax” and “Taxes” means any and all federal, state, local or non-U.S. taxes, charges, fees, duties, levies, imposts, rates or other like governmental assessments or charges, and, without limiting the generality of the foregoing, shall include income, gross receipts, net worth, property, sales, use, license, excise, franchise, capital stock, employment, payroll, unemployment insurance, social security, Medicare, stamp, environmental, value added, alternative or added minimum, ad valorem, trade, recording, withholding, occupation or transfer taxes, together with any related interest, penalties and additions imposed by any Tax Authority.

“Tax Attributes” means net operating losses, capital losses, research and development deductions, credits and carryovers, general business credits and carryovers, investment tax credit carryovers, earnings and profits, foreign tax credit carryovers, overall foreign losses, previously taxed income, separate limitation losses and any other losses, deductions, credits or comparable items that could affect a Tax liability for a past or future Tax Period.

“Tax Authority” means, with respect to any Tax, the governmental entity or political subdivision, agency, commission or authority thereof that imposes such Tax, and the agency, commission or authority (if any) charged with the assessment, determination or collection of such Tax for such entity or subdivision.

“Tax Benefit” means a reduction in the Tax liability (or increase in a Tax Refund) of a Company (or any of its Subsidiaries) for any Tax Period that is utilized or realized in accordance with Section 2 of this Agreement.

“Tax Item” means any item of income, gain, loss, deduction, credit, recapture of credit or any similar item which increases or decreases Taxes paid or payable, including an adjustment under Section 481 of the Code resulting from a change in accounting method.

“Tax Law” means the law of any governmental entity or political subdivision thereof, and any controlling judicial or administrative interpretations of such law, relating to any Tax.

“Tax Period” means, with respect to any Tax, the year, or shorter period, if applicable, for which the Tax is reported as provided under applicable Tax Law. For the avoidance of doubt, references to “Tax Period” for any franchise or other doing business Tax shall mean the Tax Period during which the income, operations, assets, or capital comprising the base of such Tax is measured, regardless of whether the right to do business for another Tax period is obtained by the payment of such Tax.

“Tax Proceeding” means any Tax audit, assessment, or other examination by any Tax Authority, as well as any controversy, litigation, other proceeding, or appeal thereof relating to Taxes, whether administrative or judicial, including proceedings relating to competent authority determinations.

“Tax Records” means Tax Returns, Tax Return work papers, documentation relating to any Tax Proceedings, and any other books of account or records required to be maintained under applicable Tax Laws (including but not limited to Section 6001 of the Code) or under any record retention agreement with any Tax Authority.

“Tax Refund” means a refund of Taxes previously paid and any overpayment interest within the meaning of Section 6611 of the Code or any similar provision under applicable Tax Law (whether paid by way of a refund or credited against any liability for related Taxes).

“Tax Return” means any return or report of Taxes due, any claims for refund of Taxes paid, any information return with respect to Taxes, or any other similar report, statement, declaration, or document filed or required to be filed (by paper, electronically or otherwise) under any applicable Tax Law, including any attachments, exhibits, or other materials submitted with any of the foregoing, and including any amendments or supplements to any of the foregoing.

“TRA” has the meaning set forth in the recitals hereof.

“Transaction Taxes” means any Taxes imposed on any member of the Distributing Group or SpinCo Group as a result of the Transactions (including the Section 336(e) Elections and Section 338(h)(10) Elections) and/or the Combination, including any Taxes imposed on any payments made between the parties hereunder, under the TRA, or under the Separation and Distribution Agreement.

“Transactions” has the meaning set forth in the recitals hereof.

“Treasury Regulations” means the regulations promulgated from time to time under the Code as in effect for the relevant Tax Period (or portion thereof).

“Upstream Merger” has the meaning set forth in the recitals hereof.

“VWAP” means, with respect to the SpinCo Series C GCI Group Common Stock, a price per share of such stock equal to the volume-weighted average price over the first twenty (20) trading days following the commencement of regular way trading of such series of stock.

Section 2.      Allocation of Tax Liabilities, Tax Benefits and Certain Losses.

2.1            Liability for and the Payment of Taxes.

(a)            Distributing Liabilities and Payments. For any Tax Period (or portion thereof), Distributing shall (i) be liable for the Taxes (determined without regard to Tax Benefits) allocated to it by this Section 2, reduced by any Tax Benefits that are allowable under applicable Tax Law to reduce such Taxes and allocated to Distributing as provided by this Section 2, and (ii) pay such Taxes, as so reduced, either to SpinCo as required by Section 4.1 or to the applicable Tax Authority.

(b)            SpinCo Liabilities and Payments. For any Tax Period (or portion thereof), SpinCo shall (i) be liable for the Taxes (determined without regard to Tax Benefits) allocated to it by this Section 2, reduced by any Tax Benefits that are allowable under applicable Tax Law to reduce such Taxes and allocated to SpinCo as provided by this Section 2, and (ii) pay such Taxes, as so reduced, either to Distributing as required by Section 4.1 or to the applicable Tax Authority.

(c)            Tax Benefits. For purposes of Section 2.1(a)(i), (x) Distributing shall reduce Taxes allocated to it with any Tax Benefits allocated to Distributing that are allowable under applicable Tax Law in the same Tax Period (or portion thereof) prior to reducing such Taxes with any Tax Benefits allocated to SpinCo, and (y) Distributing shall reduce Taxes allocated to it by Tax Benefits allocated to SpinCo only to the extent such Tax Benefits are not taken into account by SpinCo pursuant to Section 2.1(b)(i) in the same Tax Period (or portion thereof). For purposes of Section 2.1(b)(i), (x) SpinCo shall reduce Taxes allocated to it with any Tax Benefits allocated to SpinCo that are allowable under applicable Tax Law in the same Tax Period (or portion thereof) prior to reducing such Taxes with any Tax Benefits allocated to Distributing, and (y) SpinCo shall reduce Taxes allocated to it by Tax Benefits allocated to Distributing only to the extent such Tax Benefits are not taken into account by Distributing pursuant to Section 2.1(a)(i) in the same Tax Period (or portion thereof).

2.2            Allocation Rules. For purposes of Section 2.1:

(a)            Except as otherwise provided in this Section 2.2, (i) SpinCo shall be allocated all Taxes and Tax Items (for the avoidance of doubt, excluding any Transaction Taxes and Tax Items that give rise to or increase any Transaction Taxes, and in each case, determined without regard to Tax Benefits) that are attributable to or arise from the SpinCo Business (including the operation and activities thereof) for any Tax Period (or portion thereof), and (ii) subject to Sections 2.2(c) and 2.2(d) of this Agreement, Tax Benefits for any Tax Period (or portion thereof) shall be allocated to SpinCo based on the losses, credits, or other applicable Tax Items attributable to or arising from the SpinCo Business that contribute to such Tax Benefits.

(b)            Subject to Section 2.2(c) and Section 2.2(d), Distributing shall be allocated (i) all Transaction Taxes, (ii) all Taxes and Tax Items of the Distributing Business, and (iii) subject to the TRA, all Tax Benefits to the extent not attributable to or arising from (x) the SpinCo Business, (y) the Section 338(h)(10) Elections, or (z) the Section 336(e) Elections.

(c)            Notwithstanding any other provision of this Agreement but subject to the TRA, all Tax Benefits resulting from the Section 338(h)(10) Elections and the Section 336(e) Elections shall be allocated to SpinCo pursuant to this Agreement.

(d)            Notwithstanding anything to the contrary in this Agreement, any payments by Distributing or SpinCo (or obligations of Distributing or SpinCo to make payments) pursuant to the TRA, and any receipt by Distributing or SpinCo of (or right of Distributing or SpinCo to receive) a payment pursuant to the TRA, shall, for purposes of this Agreement, not be considered a Tax, a Tax Item, a Tax Refund, or a Tax Benefit; provided, however, that any Taxes imposed on the receipt of payments pursuant to the TRA shall be considered Transaction Taxes pursuant to this Agreement. In the event of a conflict between the TRA and this Agreement regarding the allocation of Tax Benefits resulting from the Section 338(h)(10) Elections or the Section 336(e) Elections, the TRA shall control.

(e)            All payments in respect of Taxes (for the avoidance of doubt, not including any payments pursuant to the TRA) made by GCI or any of its Subsidiaries to Distributing or any of its Subsidiaries (other than GCI or its Subsidiaries) with respect to any Pre-Distribution Period shall reduce the amount of any Taxes allocated to SpinCo pursuant to this Section 2, except to the extent such payment is attributable to the payment of Taxes for which Distributing is entitled to a Tax Refund that is allocated to SpinCo pursuant to Section 2.2(g) or Section 8.1.

(f)            Subject to Section 2.2(g), no Group member that utilizes a Tax Benefit of a member of the other Group shall be required to compensate or make any payment to such member of the other Group with respect to the utilization of such Tax Benefit, except in the case of a breach of this Section 2.2.

(g)            If a Tax Benefit arises in any Post-Distribution Period in respect of any Tax Return, to the fullest extent permitted under applicable Tax Law, the SpinCo Group or the relevant member of the SpinCo Group, as applicable, shall waive the carryback of such Tax Benefit. Subject to the immediately preceding sentence, if a Tax Benefit attributable to a Tax Item attributable to or arising from the SpinCo Business is required to be carried back from a Tax Period beginning after the Distribution Date to generate a Tax Benefit on a Combined Return filed with respect to a Tax Period beginning in the Pre-Distribution Period then, upon the request of SpinCo, Distributing shall use its commercially reasonable efforts to obtain a Tax Refund in respect of such Tax Benefit (including by filing a claim for a Tax Refund or an amended Tax Return), and shall pay the amount of such Tax Benefit (net of any Taxes or expenses) over to SpinCo.

Section 3.      Preparation and Filing of Tax Returns.

3.1            Combined Returns. Except as otherwise provided in this Section 3, and subject to Sections 3.7 and 3.10:

(a)            With respect to Combined Returns, SpinCo shall be responsible for preparing a pro forma draft of the applicable portions of any such Combined Return that reflects Tax Items of the SpinCo Business, together with any applicable schedules, statements or other supporting documentation;

(b)            Distributing shall be responsible for preparing the portions of all Combined Returns for which SpinCo is not responsible pursuant to Section 3.1(a) and for filing completed Combined Returns;

3.2            Separate Returns. Distributing shall be responsible for preparing and filing (or causing to be prepared and filed) all Distributing Separate Returns, and SpinCo shall be responsible for preparing and filing (or causing to be prepared and filed) all SpinCo Separate Returns.

3.3            Provision of Information.

(a)            At the request of a Controlling Party, the Non-Controlling Party shall provide to the Controlling Party any information about members of the Non-Controlling Party’s Group that the Controlling Party needs to determine the amount of Taxes due on any Payment Date with respect to a Tax Return for which the Controlling Party is responsible pursuant to Section 3.1 or 3.2 and to properly and timely file all such Tax Returns.

(b)            If a member of the SpinCo Group supplies information to a member of the Distributing Group at the request of Distributing, or a member of the Distributing Group supplies information to a member of the SpinCo Group at the request of SpinCo, and an officer of the requesting Group intends to sign a statement or other document under penalties of perjury in reliance upon the accuracy of such information, then upon the written request of the requesting Group identifying the information being so relied upon, a duly authorized officer of the Group supplying such information shall certify, to the best of such officer’s knowledge, the accuracy of the information so supplied.

3.4            Special Rules Relating to the Preparation of Tax Returns.

(a)            General Rule. Except as otherwise provided in this Agreement, including Sections 2.2(g), 3.1(a), 3.4(b), 3.4(c), 3.5, 3.7, 3.8, 3.9, 3.10, and 3.11, the Company responsible for filing (or causing to be filed) a Tax Return pursuant to Section 3.1 or 3.2 shall have the exclusive right, in its sole discretion, with respect to such Tax Return to determine (i) the manner in which such Tax Return shall be prepared and filed, including the methods, conventions, practices, principles, positions, and elections to be used and the manner in which any Tax Item shall be reported, (ii) whether any extensions may be requested, (iii) whether an amended Tax Return shall be filed, (iv) whether any claims for refund shall be made, (v) whether any refunds shall be paid by way of refund or credited against any liability for the related Tax and (vi) whether to retain outside firms to prepare or review such Tax Return.

(b)            Past Practices. The Controlling Party shall prepare, or cause to be prepared, any Tax Return described in Section 3.1 or 3.2 (other than, for the avoidance of doubt, any portion of such a Tax Return that reflects the Section 338(h)(10) Elections or Section 336(e) Elections) in a manner consistent with past practices, methods, conventions, principles, positions or elections used by the Controlling Party in preparing similar Tax Returns to the extent that such Tax Return reflects information that could reasonably be expected to impact the Tax liability of the Non-Controlling Party under this Agreement, except to the extent that taking such position would be contrary to applicable Tax Law or with the prior written consent of the Non-Controlling Party.

(c)            Right to Review and Consent to Tax Returns.

(i)            Notwithstanding any other provision of this Agreement (but subject to Sections 3.7, 3.8, 3.10 and 3.11), with respect to any Tax Return described in Section 3.1 or 3.2 that reflects the Transactions, the Controlling Party shall submit to the Non-Controlling Party a draft of the relevant portions of such Tax Return, together with any applicable schedules, statements or other supporting documentation, at least ten (10) business days prior to the due date (including extensions) for the filing of such Tax Returns for the Non-Controlling Party’s review and comment, which comments the Controlling Party shall consider in good faith; provided that, if SpinCo is the Controlling Party, SpinCo shall incorporate any reasonable, good faith comments received from Distributing which are consistent with the Intended Tax Treatment; provided, further, that if any such Tax Return with respect to which Distributing is the Controlling Party reflects a Tax Item that could reasonably be expected to result in a payment to be made under the TRA, (i) SpinCo shall have approval rights with respect to the relevant portion of such Tax Return insofar as it relates to any such Tax Items that are in excess of one million dollars ($1,000,000) in the aggregate (such approval not to be unreasonably delayed, conditioned or withheld), (ii) if such approval is not given, then SpinCo shall promptly notify Distributing and the disputed matters shall be resolved in accordance with Section 9, and if the disputed matters have not been resolved by the day that is five (5) business days prior to the due date (including extensions) for the filing of such Tax Return, such Tax Return shall be filed as prepared as if SpinCo had given such approval (revised to reflect all initially disputed matters that the parties have agreed upon prior to such date) and (iii) in the event that the resolution of the disputed matters is inconsistent with such Tax Return as filed, such Tax Return shall be amended to properly reflect the resolution of the disputed matters and proper adjustment shall be made to any amounts previously paid or required to be paid in accordance with this Agreement in a manner that reflects such resolution.

(ii)            With respect to any Tax Return (or portion thereof) described in Section 3.1 or 3.2 that does not reflect the Transactions and that does reflect any other information that could reasonably be expected to impact the Tax liability of the Non-Controlling Party under this Agreement, the Controlling Party shall submit to the Non-Controlling Party a draft of such Tax Return (or portion thereof), together with any applicable schedules, statements or other supporting documentation, at least ten (10) business days prior to the due date (including extensions) for the filing of such Tax Return for the Non-Controlling Party’s review, comment and approval (such approval not to be unreasonably delayed, conditioned or withheld). If the Non-Controlling Party disagrees with any item reflected on such Tax Return (or portion thereof), then the Non-Controlling Party shall promptly notify the Controlling Party and the disputed matters shall be resolved in accordance with Section 9; provided that, (i) if the disputed matters have not been resolved by the day that is five (5) business days prior to the due date (including extensions) for the filing of such Tax Return, such Tax Return shall be filed as prepared by the Controlling Party (revised to reflect all initially disputed matters that the parties have agreed upon prior to such date), and (ii) in the event that the resolution of the disputed matters is inconsistent with such Tax Return as filed, such Tax Return shall be amended to properly reflect the resolution of the disputed matters and proper adjustment shall be made to any amounts previously paid or required to be paid in accordance with this Agreement in a manner that reflects such resolution.

3.5            Consistent Returns. Unless otherwise required by a Final Determination or a change in law occurring after the date of this Agreement, all Tax Returns of the Distributing Group and the SpinCo Group shall be prepared and filed in a manner consistent with the Intended Tax Treatment.

3.6            Tax Payments. The party responsible under applicable law for remitting to the proper Tax Authority the Tax shown on any Tax Return which has been prepared pursuant to this Agreement shall be responsible for remitting to the proper Tax Authority the Tax shown on any such Tax Return.

3.7            Section 338(h)(10) Election. With respect to the Contribution, Distributing and SpinCo shall jointly make (or cause to be jointly made) timely and valid elections provided for by Section 338(h)(10) of the Code (and any corresponding elections under state, local or non-U.S. Tax Law) (collectively, the “Section 338(h)(10) Elections”)) with respect to GCI and any of GCI’s Subsidiaries treated as U.S. corporations for U.S. federal income tax purposes (GCI and such Subsidiaries together, the “Section 338(h)(10) Entities”). SpinCo shall be responsible for the preparation of the IRS Form 8023 (including any schedules thereto), any similar state, local or non-U.S. forms, and any other documentation as may be contemplated by applicable Tax Law or administrative practice to effect such Section 338(h)(10) Elections. SpinCo shall provide drafts of any such documentation to Distributing for its review and comment at least 30 days prior to the due date for filing such documentation. Distributing and SpinCo shall cooperate in making the Section 338(h)(10) Elections.

3.8            Section 338(h)(10) Allocation.

(a)            SpinCo shall provide Distributing with a proposed determination of the “Aggregate Deemed Sale Price” and the “Adjusted Grossed-Up Basis” (each as defined under applicable Treasury Regulations and calculated using the SpinCo Enterprise Value) and the allocation of such Aggregate Deemed Sale Price and Adjusted Grossed-Up Basis among the assets of the Section 338(h)(10) Entities in accordance with the applicable provisions of Sections 338 and 1060 of the Code and applicable Treasury Regulations thereunder (and any similar provisions of state, local or non-U.S. Tax Law, as appropriate) and in a manner consistent with the methodology set forth in Treasury Regulation Section 1.338-6(b) (the “Section 338 Allocation Statement”). SpinCo shall deliver an initial draft of such Section 338 Allocation Statement, together with work papers demonstrating the basis for its proposed determination, to Distributing no later than one hundred twenty (120) days after the Distribution Date for Distributing’s review and comment. Distributing shall have the right to review and comment on such draft within the sixty (60) day period after receipt from SpinCo. SpinCo and Distributing shall negotiate in good faith to resolve any disputes relating to the Section 338 Allocation Statement. If SpinCo and Distributing are unable to resolve any such dispute through good faith negotiations, any disputed matters shall be resolved in accordance with Section 9; provided that, (i) if any dispute regarding the Section 338 Allocation Statement is not resolved prior to the time the parties are required to file any IRS Forms 8594 reflecting such allocation, the parties shall file such IRS Forms 8594 when due and reflect the Section 338 Allocation Statement as proposed by SpinCo, with any modifications then agreed to by the parties, and (ii) in the event that the resolution of the disputed matters is inconsistent with such IRS Forms 8594 as filed, such forms shall be amended to properly reflect the resolution of the disputed matters and proper adjustment shall be made to any amounts previously paid or required to be paid in accordance with this Agreement in a manner that reflects such resolution.

(b)            Notwithstanding anything else to the contrary contained in this Agreement or any other agreement, SpinCo and Distributing shall file all Tax Returns (including but not limited to IRS Forms 8594 and any supplemental or amended IRS Forms 8594) consistent with the Section 338 Allocation Statement as finalized pursuant to this Section 3.8, and no party shall (i) take or permit to be taken any action at any time that could reasonably be expected to jeopardize the effectiveness of the Section 338(h)(10) Elections or (ii) take or permit to be taken any position on any Tax Return, in connection with any Tax Proceeding or otherwise, that is inconsistent with such elections or with the Section 338 Allocation Statement as finalized pursuant to this Section 3.8, unless otherwise required by a Final Determination or a change in law occurring after the date of this Agreement.

3.9            Tax Attributes. As promptly as practicable following the close of the taxable year in which the Distribution occurs, SpinCo shall deliver to Distributing its determination in writing of the amount of any Tax Attributes arising in a Pre-Distribution Period which are allocated or apportioned to the members of the SpinCo Group in accordance with applicable Tax Law and this Agreement (“Proposed Attribute Allocation”). Distributing shall have forty-five (45) days to review the Proposed Attribute Allocation and provide SpinCo with any comments with respect thereto. If Distributing either provides no comments or provides comments to which SpinCo agrees in writing, such resulting determination will become final (the “Final Attribute Allocation”). If Distributing provides comments to the Proposed Attribute Allocation, the parties shall negotiate in good faith to resolve any disputes with respect thereto. If SpinCo and Distributing are unable to resolve any such dispute through good faith negotiations, such disputed matters shall be resolved in accordance with Section 9, and the allocation as so determined shall become the Final Attribute Allocation. All members of the Distributing Group and all members of the SpinCo Group shall prepare all Tax Returns in accordance with the Final Attribute Allocation. In the event that a party becomes aware of any adjustment or proposed adjustment to any Tax Attributes, such party shall promptly notify the other party thereof. Any increase or reduction in any Tax Attribute as a result of a Tax Proceeding shall be allocated to the party to whom such Tax Attribute was originally allocated pursuant to this Section 3.9.

3.10          Section 336(e) Elections. With respect to the Distribution, Distributing shall make (or cause to be made) timely and valid protective elections under Section 336(e) of the Code (and any corresponding elections under state, local or non-U.S. Tax Law) (the “Section 336(e) Elections”) with respect to SpinCo, GCI and any of GCI’s Subsidiaries treated as U.S. corporations for U.S. federal income tax purposes (SpinCo, GCI and such Subsidiaries together, the “Section 336(e) Entities”). SpinCo shall be responsible for the preparation of any documentation as may be contemplated by applicable Tax Law or administrative practice to effect such Section 336(e) Elections, including written, binding agreements satisfying the requirements of Treasury Regulations Section 1.336-2(h)(1)(i), and election statements satisfying the requirements of Treasury Regulations Sections 1.336-2(h)(5) and (h)(6). SpinCo shall provide drafts of any such documentation to Distributing for its review and comment at least 30 days prior to the due date for filing such documentation. Distributing and SpinCo shall cooperate in making the Section 336(e) Elections and execute the agreements required to effect such Section 336(e) Elections.

3.11          Section 336(e) Allocation.

(a)            SpinCo shall provide Distributing with a proposed determination of the “Aggregate Deemed Asset Disposition Price” and the “Adjusted Grossed-Up Basis” (each as defined under applicable Treasury Regulations and calculated using the SpinCo Enterprise Value) and the allocation of such Aggregate Deemed Asset Disposition Price and Adjusted Grossed-Up Basis among the assets of the Section 336(e) Entities in accordance with the applicable provisions of Sections 336(e) of the Code and applicable Treasury Regulations thereunder (and any similar provisions of state, local or non-U.S. Tax Law, as appropriate) (the “Section 336 Allocation Statement”). SpinCo shall deliver an initial draft of such Section 336 Allocation Statement, together with work papers demonstrating the basis for its proposed determination, to Distributing no later than one hundred twenty (120) days after the Distribution Date for Distributing’s review and comment. Distributing shall have the right to review and comment on such draft within the sixty (60) day period after receipt from SpinCo. SpinCo and Distributing shall negotiate in good faith to resolve any disputes relating to the Section 336 Allocation Statement. If SpinCo and Distributing are unable to resolve any such dispute through good faith negotiations, any disputed matters shall be resolved in accordance with Section 9; provided that, (i) if any dispute regarding the Section 336 Allocation Statement is not resolved prior to the time the parties are required to file any IRS Forms 8594 reflecting such allocation, the parties shall file such IRS Forms 8594 when due and reflect the Section 336 Allocation Statement as proposed by SpinCo, with any modifications then agreed to by the parties, and (ii) in the event that the resolution of the disputed matters is inconsistent with such IRS Forms 8594 as filed, such forms shall be amended to properly reflect the resolution of the disputed matters and proper adjustment shall be made to any amounts previously paid or required to be paid in accordance with this Agreement in a manner that reflects such resolution.

(b)            Notwithstanding anything else to the contrary contained in this Agreement or any other agreement, SpinCo and Distributing shall file all Tax Returns (including but not limited to IRS Forms 8594 and any supplemental or amended IRS Forms 8594) consistent with the Section 336 Allocation Statement as finalized pursuant to this Section 3.11, and no party shall (i) take or permit to be taken any action that is not expressly contemplated by this Agreement, the Separation and Distribution Agreement, or the Merger Agreement that could reasonably be expected to jeopardize the effectiveness of the Section 336(e) Elections or (ii) take or permit to be taken any position on any Tax Return, in connection with any Tax Proceeding or otherwise, that is inconsistent with the Section 336 Allocation Statement as finalized pursuant to this Section 3.11, unless otherwise required by a Final Determination or a change in law occurring after the date of this Agreement.

Section 4.      Payments.

4.1            Indemnification Payments.

(a)            Tax Payments Made by the Distributing Group. If any member of the Distributing Group is required to make a payment to a Tax Authority for Taxes for which SpinCo is responsible under this Agreement, Distributing shall provide notice to SpinCo of the amount due and describe in reasonable detail the particulars relating thereto. Unless SpinCo disputes the amount it is liable for under this Agreement, SpinCo shall reimburse Distributing for the amount of Taxes allocated to SpinCo set forth in the notice not later than the later of (i) ten (10) business days after receiving the notice requesting such amount, and (ii) three (3) business days prior to the date such payment is required to be made to such Tax Authority. To the extent that SpinCo does not agree with the amount of any Taxes set forth in the notice, the disputed matters shall be resolved in accordance with Section 9. Distributing shall, promptly following the payment of any Taxes described in this Section 4.1(a) to the relevant Tax Authority, provide to SpinCo evidence of such payment and a statement detailing the Taxes paid.

(b)            Tax Payments Made by the SpinCo Group. If any member of the SpinCo Group is required to make a payment to a Tax Authority for Taxes for which Distributing is responsible under this Agreement, SpinCo shall provide notice to Distributing of the amount due and describe in reasonable detail the particulars relating thereto. Unless Distributing disputes the amount it is liable for under this Agreement, Distributing shall reimburse SpinCo for the amount of Taxes allocated to Distributing set forth in the notice not later than the later of (i) ten (10) business days after receiving the notice requesting such amount, and (ii) three (3) business days prior to the date such payment is required to be made to such Tax Authority. To the extent that Distributing does not agree with the amount of any Taxes set forth in the notice, the disputed matters shall be resolved in accordance with Section 9. SpinCo shall, promptly following the payment of any Taxes described in this Section 4.1(b) to the relevant Tax Authority, provide to Distributing evidence of such payment and a statement detailing the Taxes paid.

4.2            Initial Determinations and Subsequent Adjustments. The initial determination of the amount of any payment that one Company is required to make to another under this Agreement shall be made on the basis of the Tax Return as filed, or, if the Tax to which the payment relates is not reported in a Tax Return, on the basis of the amount of Tax initially paid to the Tax Authority. The amounts paid under this Agreement shall be redetermined, and additional payments relating to such redetermination shall be made, as appropriate, if as a result of an audit by a Tax Authority or for any other reason (x) additional Taxes to which such determination relates are subsequently paid, (y) a Tax Refund relating to such Taxes is received or realized, or (z) the amount or character of any Tax Item is adjusted or redetermined. Each payment required by the immediately preceding sentence (i) as a result of a payment of additional Taxes will be due ten (10) business days after the date on which the additional Taxes were paid or, if later, ten (10) business days after the date of a request from the other Company for the payment, (ii) as a result of the receipt or realization of a Tax Refund will be due ten (10) business days after the Tax Refund was received or realized, or (iii) as a result of an adjustment or redetermination of the amount or character of a Tax Item will be due ten (10) business days after the date on which the final action resulting in such adjustment or redetermination is taken by a Tax Authority or either Company or any of their Subsidiaries. If a payment is made as a result of an audit by a Tax Authority which does not conclude the matter, further adjusting payments will be made, as appropriate, to reflect the outcome of subsequent administrative or judicial proceedings.

4.3            Tax Consequences of Payments. For U.S. federal income tax purposes and all other applicable Tax purposes and except as otherwise required by a Final Determination, the parties hereto shall treat any payment made between the parties after the Distribution Date pursuant to this Agreement, the TRA or the Separation and Distribution Agreement (other than amounts treated as interest for U.S. federal income tax purposes, which shall be taxable as such) as an adjustment to the purchase price in any taxable transaction deemed to occur as a result of the Section 338(h)(10) Elections or the Section 336(e) Elections with respect to the Contribution and the Distribution. No party shall take any position inconsistent with this treatment on any Tax Return or in any Tax Proceeding.

Section 5.      Assistance and Cooperation. In addition to the obligations enumerated in Sections 3.3 and 8.4, Distributing and SpinCo shall reasonably cooperate (and shall cause their respective Subsidiaries and Affiliates to reasonably cooperate) with each other and with each other’s agents, including accounting firms and legal counsel, in connection with Tax matters relating to the Companies (and their respective Subsidiaries and Affiliates), including (i) provision of relevant documents and information in their possession that are reasonably requested by the other party, (ii) making available to each other, as reasonably requested and available, personnel (including officers, directors, employees and agents of the parties or their respective Subsidiaries or Affiliates) responsible for preparing, maintaining, and interpreting information and documents relevant to Taxes, and personnel reasonably required as witnesses or for purposes of providing information or documents in connection with any Tax Proceedings, and (iii) maintaining such books and records and providing such information and executing such documents as may be reasonably requested in connection with the filing of Combined Returns and Separate Returns, or the filing of a Tax Refund claim (including certification, to the best of a party’s knowledge, of the accuracy and completeness of the information it has supplied); provided that, the party requesting information or assistance pursuant to this Section 5 shall reimburse the other party for any reasonable and documented out-of-pocket costs and expenses incurred by such other party in connection with such request. Notwithstanding the foregoing, neither Distributing nor SpinCo (nor any of their respective Subsidiaries and Affiliates) shall be required to provide to the other access to, or copies of, any information or documents to the extent that doing so could reasonably be expected to result in the waiver of any Privilege, violate any law, or be commercially detrimental; provided that the parties shall use reasonable best efforts to permit compliance with the information request in a manner that avoids any such harm or consequence.

Section 6.      Tax Records.

6.1            Retention of Tax Records. Each of Distributing and SpinCo shall preserve, and shall cause their respective Subsidiaries to preserve, all Tax Records that are in their possession, and that could affect the liability of any member of the other Company’s Group for Taxes, for as long as the contents thereof may become material in the administration of any matter under applicable Tax Law, but in any event until the later of (x) the expiration of any applicable statutes of limitation, as extended, and (y) seven (7) years after the Distribution Date.

6.2            Access to Tax Records. SpinCo shall make available, and cause its Subsidiaries to make available, to members of the Distributing Group for inspection and copying, during normal business hours and upon reasonable notice, the portion of any Tax Records in their possession which is reasonably necessary for the preparation of a Tax Return by a member of the Distributing Group or any of their Affiliates or with respect to any Tax Proceeding relating to such return. Distributing shall make available, and cause its Subsidiaries to make available, to members of the SpinCo Group for inspection and copying, during normal business hours and upon reasonable notice, the portion of any Tax Records in their possession which is reasonably necessary for the preparation of a Tax Return by a member of the SpinCo Group or any of their Affiliates or with respect to any Tax Proceeding relating to such return.

6.3            Confidentiality. Each party hereby agrees that it will hold, and shall use its reasonable best efforts to cause its officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence all records and information prepared and shared by and between the parties in carrying out the intent of this Agreement, except as may otherwise be necessary in connection with the filing of Tax Returns or any Tax Proceedings or unless disclosure is compelled by a governmental authority. Information and documents of one party (the “Disclosing Party”) shall not be deemed to be confidential for purposes of this Section 6.3 to the extent such information or document (i) is previously known to or in the possession of the other party or parties (the “Receiving Party”) and is not otherwise subject to a requirement to be kept confidential, (ii) becomes publicly available by means other than unauthorized disclosure under this Agreement by the Receiving Party or (iii) is received from a third party without, to the knowledge of the Receiving Party after reasonable diligence, a duty of confidentiality owed to the Disclosing Party.

6.4            Delivery of Tax Records. As soon as practicable following the Distribution Date or, if later, the filing of any applicable Tax Return filed after the Distribution Date, Distributing shall provide to SpinCo (to the extent not previously provided to or held by any member of the SpinCo Group on the Distribution Date) copies of (i) the Separate Returns of any member of the SpinCo Group filed on or before the Distribution Date, (ii) the relevant portions of any other Tax Returns with respect to any member of the SpinCo Group, and (iii) other existing Tax Records (or the relevant portions thereof) reasonably necessary to prepare and file any Tax Returns of, or with respect to, the members of the SpinCo Group, or to defend or contest Tax matters relevant to the members of the SpinCo Group, including in each case, all Tax Records related to Tax Items of the members of the SpinCo Group and any and all written communications or agreements with, or rulings by, any Tax Authority with respect to any member of the SpinCo Group.

Section 7.      Restrictions on Certain Actions of Distributing and SpinCo; Indemnity.

7.1            Intended Tax Treatment. Following the Effective Time, SpinCo shall not, and shall cause the members of the SpinCo Group and their Affiliates not to, and Distributing shall not, and shall cause the members of the Distributing Group and their Affiliates not to, take any action that, or fail to take any action the failure of which, would be inconsistent with the Transactions qualifying, or would reasonably be expected to preclude the Transactions from qualifying, for the Intended Tax Treatment.

7.2            Distributing Indemnity. Distributing agrees to indemnify and hold harmless each member of the SpinCo Group (the “SpinCo Indemnitees”) from and against any and all (without duplication) (a) Taxes allocated to Distributing pursuant to Section 2 of this Agreement, (b) Transaction Taxes, (c) Taxes and Losses arising out of or based upon any breach or non-performance of any covenant or agreement made or to be performed by Distributing contained in this Agreement, and (d) Losses, including reasonable out-of-pocket legal, accounting and other advisory and court fees and expenses, incurred in connection with the items described in clauses (a) through (c) of this Section 7.2; provided, however, that notwithstanding clauses (a), (c) and (d) of this Section 7.2, Distributing shall not be responsible for, and shall have no obligation to indemnify or hold harmless any SpinCo Indemnitee for, any Taxes or Losses arising out of or based upon any breach or non-performance of any covenant or agreement made or to be performed by SpinCo contained in this Agreement.

7.3            SpinCo Indemnity. SpinCo agrees to indemnify and hold harmless each member of the Distributing Group (the “Distributing Indemnitees”) from and against any and all (without duplication) (a) Taxes allocated to SpinCo pursuant to Section 2 of this Agreement, (b) Taxes and Losses arising out of or based upon any breach or non-performance of any covenant or agreement made or to be performed by SpinCo contained in this Agreement, and (c) Losses, including reasonable out-of-pocket legal, accounting and other advisory and court fees, incurred in connection with the items described in clauses (a) and (b) of this Section 7.3; provided, however, that notwithstanding clauses (a), (b) and (c) of this Section 7.3, SpinCo shall not be responsible for, and shall have no obligation to indemnify or hold harmless any Distributing Indemnitee for, (x) any Transaction Taxes, or (y) any Taxes or Losses arising out of or based upon any breach or non-performance of any covenant or agreement made or to be performed by Distributing contained in this Agreement.

Section 8.      Tax Refunds; Tax Proceedings.

8.1            Tax Refunds. Subject to Section 2.2(c), (d) and (g), (a) Distributing shall have the right to any Tax Refunds, and any interest thereon, in respect of any Tax that is the responsibility of Distributing under this Agreement, and SpinCo shall promptly pay over to Distributing any Tax Refund to which Distributing is entitled pursuant to this Section 8.1 that is received by a member of the SpinCo Group within ten days of receipt, and (b) SpinCo shall have the right to any Tax Refund, and any interest thereon, in respect of any Tax that is the responsibility of SpinCo under this Agreement, and Distributing shall promptly pay over to SpinCo any Tax Refund to which SpinCo is entitled pursuant to this Section 8.1 that is received by a member of the Distributing Group within ten days of receipt. If a party pays any amount over to another party pursuant to this Section 8.1 and the Tax Refund to which such amount relates is subsequently disallowed, such other Group shall repay such amount to such party together with any interest or penalties due thereon.

8.2            Notices of Tax Proceedings. If a Company becomes aware of the existence of a Tax issue that may give rise to an indemnification obligation under this Agreement, such party shall give prompt notice to the other party of such issue (and such notice shall contain factual information, to the extent known, describing any asserted Tax liability in reasonable detail), and shall promptly forward to the other party copies of all notices and material communications with any Tax Authority relating to such issue. Failure to give timely notice shall not affect the indemnities given hereunder except, and only to the extent that, the indemnifying party shall have been actually materially prejudiced as a result of such failure.

8.3            Control of Tax Proceedings.

(a)            General Rule. Except as provided in Section 8.3(b) and (c), with respect to any Combined Returns and Separate Returns, the Controlling Party shall have the right, in its discretion and at its expense, to control, contest, and represent the interests of each member of the Distributing Group and/or the SpinCo Group, as applicable, in any Tax Proceeding relating to such Tax Return and to resolve, settle or agree to any deficiency, claim or adjustment proposed, asserted or assessed in connection with or as a result of any such Tax Proceeding. Except as otherwise provided in Section 8.3(b) or (c), the Controlling Party’s rights shall extend to any matter pertaining to the management and control of a Tax Proceeding, including execution of waivers, choice of forum, scheduling of conferences and the resolution of any Tax Item.

(b)            Tax Proceedings Relating to Transaction Taxes. Notwithstanding anything to the contrary in this Agreement, Distributing will have the right to control the defense, compromise, or settlement of any pending or threatened Tax Proceeding, or other claim, action, suit, investigation or proceeding brought by a third party, relating to any Transaction Taxes regardless of the type of Tax Return to which such proceeding relates; provided that Distributing shall keep SpinCo informed, and shall consult with SpinCo in good faith, with respect to the conduct of any such proceeding, and shall act in good faith with a view to the merits in connection with such proceeding; provided, further, that, if any such proceeding relates to Tax Items that could reasonably be expected to result in any payment to be made under the TRA, (i) SpinCo shall also be entitled to participate in such proceeding at its expense, insofar as any such Tax Items are concerned, and (ii) Distributing shall not settle or compromise any such Tax Item that is in excess of one million dollars ($1,000,000.00) without SpinCo’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.

(c)            Other Non-Controlling Party Participation Rights. With respect to a Tax Proceeding (other than any Tax Proceeding relating to Transaction Taxes) relating to any Tax Return in which any Tax Item allocated to the Non-Controlling Party or any of its Subsidiaries is a subject of such Tax Proceeding (a “Contested Non-Controlling Party Item”), (i) the Non-Controlling Party shall be entitled to participate in such Tax Proceeding at its expense, insofar as the liabilities of the Non-Controlling Party or any of its Subsidiaries are concerned, (ii) the Controlling Party shall keep the Non-Controlling Party updated and informed, and shall consult with the Non-Controlling Party, with respect to any Contested Non-Controlling Party Item, (iii) the Controlling Party shall act in good faith with a view to the merits in connection with such Tax Proceeding, and (iv) the Controlling Party shall not settle or compromise any Contested Non-Controlling Party Item that is in excess of one million dollars ($1,000,000.00) without the Non-Controlling Party’s prior written consent, which consent shall not be unreasonably withheld or delayed.

8.4            Cooperation. The parties shall provide each other with all information relating to a Tax Proceeding which is reasonably requested by the other party or parties to handle, participate in, defend, settle, or contest the Tax Proceeding. At the request of a party, the other party shall take any reasonable action (e.g., executing a power of attorney) that is necessary to enable the requesting party to exercise its rights under this Agreement in respect of a Tax Proceeding. SpinCo shall assist Distributing, and Distributing shall assist SpinCo, in taking any commercially reasonable actions that are necessary or desirable to minimize the effects of any adjustment made by a Tax Authority. The indemnifying party shall reimburse the indemnified party for any reasonable out-of-pocket costs and expenses incurred in complying with this Section 8.4.

Section 9.      Disagreements.

9.1            Discussion. The parties agree to try, and to cause the members of their respective Groups to try, to resolve in an amicable manner all disagreements and misunderstandings connected with their respective rights and obligations under this Agreement. In furtherance thereof, in the event of any dispute or disagreement (a “Dispute”) between any member of the Distributing Group, on the one hand, and any member of the SpinCo Group, on the other hand, as to the interpretation of any provision of this Agreement or the performance of obligations hereunder, the Tax departments of the parties shall negotiate in good faith to resolve the Dispute.

9.2            Escalation. If good faith negotiations between the respective Tax departments of the parties do not result in a resolution of the Dispute, then upon written request of either party, the disputed matters shall be escalated to general counsels (or equivalent positions) of the parties or such other officers of the parties at a senior level of management as the parties may designate (the “Senior Executives”). The Senior Executives shall negotiate in good faith for a reasonable period of time to attempt to resolve the Dispute. All offers, promises, conduct and statements, whether oral or written, relating to trying to resolve the Dispute shall be treated as confidential and privileged information developed for the purpose of settlement and shall be exempt from discovery or production and shall not be admissible in any subsequent proceeding between the parties.

9.3            Mediation. Subject to Section 9.4:

(a)            If the Senior Executives are unable to resolve the Dispute within thirty (30) business days, or such other period of time as the Senior Executives may agree, then either party to the Dispute shall have the right to refer the Dispute to mediation by providing written notice to the other party, in which case the parties to the Dispute shall refer the Dispute to a mediator appointed pursuant to the mediation rules of the American Arbitration Association (unless the parties to the Dispute mutually agree to select an alternative set of mediation rules). Each party to the Dispute will share the administrative costs of the mediation and the mediator’s fees and expenses equally, and each party to the Dispute shall bear all of its other costs and expenses related to the mediation, including attorney’s fees, witness fees, and travel expenses. The mediation shall take place in New York City unless the parties to the Dispute mutually agree to select an alternative forum.

(b)            If the parties to the Dispute are unable to resolve the Dispute through mediation within forty-five (45) business days of the appointment of the mediator (or the earlier withdrawal thereof), each party to such Dispute shall be entitled to seek relief in a court of competent jurisdiction pursuant to Section 10.3.

9.4            Referral to Independent Accountant for Computational Disputes. Notwithstanding anything to the contrary in this Section 9, with respect to any Dispute under this Agreement involving computational matters (or, if a Dispute involves both computational and non-computational matters, the portion of the Dispute relating to computational matters, so long as such portion can reasonably be separated from the other matters in dispute), if the parties are unable to resolve the Dispute through the discussion and escalation processes set forth in Sections 9.1 and 9.2, then, unless the parties mutually agree to select an alternative forum, the Dispute will be referred to a nationally recognized accounting firm that is mutually acceptable to the parties (the “Independent Accountant”) for resolution. The Independent Accountant may, in its discretion, obtain the services of any third-party appraiser, accounting firm or consultant that the Independent Accountant deems necessary to assist it in resolving the Dispute. The Independent Accountant shall be instructed to furnish written notice to the parties of its resolution of the Dispute as soon as practical, but in any event no later than forty-five (45) business days after its acceptance of the matter for resolution. Any such resolution by the Independent Accountant will be conclusive and binding on the parties. Following receipt of the Independent Accountant’s written notice to the parties of its resolution of the Dispute, the parties shall each take or cause to be taken any action necessary to implement such resolution of the Independent Accountant. All costs, fees, and expenses incurred with respect to the resolution of the Dispute shall be borne equally by the parties, except that if the Independent Accountant determines that the proposed position submitted by a party to the Independent Accountant for its determination is frivolous, has not been asserted in good faith, or is not supported by substantial authority, then 100% of such costs, fees, and expenses shall be borne by such party.

9.5            Injunctive Relief. Nothing in this Section 9 will prevent the parties from seeking injunctive relief if any delay resulting from the efforts to resolve the Dispute through the processes set forth above could result in serious and irreparable injury to the other parties. Notwithstanding anything to the contrary in this Agreement, Distributing and SpinCo (and their respective successors and permitted transferees and assigns) are the only entities entitled to commence a dispute resolution procedure under this Agreement, and Distributing, on the one hand, and SpinCo, on the other hand, will cause members of the Distributing Group and the members of the SpinCo Group, respectively, not to commence any dispute resolution procedure other than as provided in this Section 9.

Section 10.      General Provisions.

10.1         Termination. This Agreement shall terminate at such time as all obligations and liabilities of the parties hereto have been satisfied. The obligations and liabilities of the parties arising under this Agreement shall continue in full force and effect until all such obligations have been met and such liabilities have been paid in full, whether by expiration of time, operation of law, or otherwise. The obligations and liabilities of each party are made for the benefit of, and shall be enforceable by, the other parties and their successors and permitted assigns.

10.2         Predecessors or Successors. Any reference to Distributing, SpinCo, their respective Subsidiaries, or any other Person in this Agreement shall include any predecessors or successors (e.g., by merger or other reorganization, liquidation, conversion, or election under Treasury Regulations Section 301.7701-3, and including any “successor” as defined in Treasury Regulations Section 1.1502-77(b)(1)) of Distributing, SpinCo, such Subsidiary, or such Person, respectively.

10.3         Governing Law; Jurisdiction. This Agreement and the legal relations between the parties hereto will be governed in all respects, including validity, interpretation and effect, by the laws of the State of Delaware applicable to contracts made and performed wholly therein, without giving effect to any choice or conflict of laws provisions or rules that would cause the application of the laws of any other jurisdiction. Except as otherwise provided in Section 9, each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement, and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement, and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or the transactions contemplated hereby in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement (a) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with Section 10.5 and this Section 10.3, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by applicable law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement or the subject matter hereof may not be enforced in or by such courts. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 10.5 shall be deemed effective service of process on such party.

10.4         Waiver of Jury Trial. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND, THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH OR RELATING TO THIS AGREEMENT. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF SUCH ACTION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.4.

10.5         Notices. All notices, requests, and other communications hereunder shall be in writing and shall be delivered in person, by electronic mail (with confirming copy sent by one of the other delivery methods specified herein), by overnight courier or sent by certified, registered or express air mail, postage prepaid, and shall be deemed given when so delivered in person, or when so received by electronic mail or courier, or, if mailed, three (3) calendar days after the date of mailing, as follows:

(a) If to Distributing, to:

Liberty Broadband Corporation

12300 Liberty Boulevard

Englewood, CO 80112

Attention: Chief Legal Officer

Email: [Separately Provided]

(b) If to SpinCo, to:

GCI Liberty, Inc.

12300 Liberty Boulevard

Englewood, CO 80112

Attention: Chief Legal Officer

Email: [Separately Provided]

or to such other address as the party to whom notice is given may have previously furnished to the other parties in writing in the manner set forth above, provided that any such notice, request or other communication to Distributing or SpinCo not made by electronic mail shall be accompanied by a confirming copy sent by electronic mail.

10.6         Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original, but all of which together constitute one Agreement.

10.7         Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Except with respect to a merger of a party (including as a result of the Combination), neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other party; provided, however, that nothing in this Section 10.7 shall prohibit Charter from (i) becoming a party to this Agreement pursuant to the Charter Joinder and (ii) being entitled to exercise and enforce all of the rights of Distributing, and being jointly and severally liable for all of the obligations and liabilities of Distributing, under this Agreement pursuant to the Charter Joinder.

10.8         Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof. Any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Upon a determination that any provision of this Agreement is prohibited or unenforceable in any jurisdiction, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the provisions contemplated hereby are consummated as originally contemplated to the fullest extent possible.

10.9         Amendments; Waivers. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power, or privilege. Except as otherwise provided herein, the rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by applicable law. Any consent provided under this Agreement must be in writing, signed by the party against whom enforcement of such consent is sought.

10.10       Effective Date. This Agreement shall become effective on the date recited above on which the parties entered into this Agreement.

10.11       Changes in Law. Any reference to a provision of the Code, Treasury Regulations, or any other Tax Law shall be deemed to refer to the relevant provisions of any successor statute, regulation, or law and shall refer to such provisions as in effect from time to time.

10.12       Authorization, Etc. Each of the parties hereto hereby represents and warrants that it has the power and authority to execute, deliver and perform this Agreement, that this Agreement has been duly authorized by all necessary corporate action on the part of such party, that this Agreement constitutes a legal, valid and binding obligation of such party and that the execution, delivery and performance of this Agreement by such party does not contravene or conflict with any provision of law or of its charter or bylaws or any agreement, instrument or order binding such party.

10.13       No Third Party Beneficiaries. Except as provided in Sections 7.2, 7.3, and 10.7, this Agreement is solely for the benefit of the parties and their respective Subsidiaries and is not intended to confer upon any other Person any rights or remedies hereunder. Notwithstanding anything in this Agreement to the contrary, this Agreement is not intended to confer upon any SpinCo Indemnitees any rights or remedies against SpinCo hereunder, and this Agreement is not intended to confer upon any Distributing Indemnitees any rights or remedies against Distributing hereunder.

10.14       Entire Agreement. This Agreement and the TRA (and, as and when executed, the Charter Joinder and the Charter TRA Joinder) together embody the entire understanding between the parties relating to their subject matter and supersede and terminate any prior agreements and understandings between the parties with respect to such subject matter, and no party to this Agreement shall have any right, responsibility, obligation or liability under any such prior agreement or understanding. Any and all prior correspondence, conversations and memoranda are merged herein and shall be without effect hereon. No promises, covenants, or representations of any kind, other than those expressly stated herein, have been made to induce any party to enter into this Agreement.

10.15       No Strict Construction; Interpretation

(a)            Distributing and SpinCo each acknowledge that this Agreement has been prepared jointly by the parties hereto and shall not be strictly construed against any party hereto.

(b)            When a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes,” “included,” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein,” “hereby,” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The words “date hereof” shall refer to the date of this Agreement. The term “or” is not exclusive and means “and/or” unless the context in which such phrase is used shall dictate otherwise. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other such thing extends, and such phrase shall not mean simply “if” unless the context in which such phrase is used shall dictate otherwise. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers as of the date set forth above.

LIBERTY BROADBAND CORPORATION

By:	/s/ Tim Lenneman
	Name:	Tim Lenneman
	Title:	Senior Vice President

GCI LIBERTY, INC.

By:	/s/ Ty Kearns
	Name:	Ty Kearns
	Title:	Senior Vice President

[Signature Page to Tax Sharing Agreement]